EXECUTION VERSION

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

Dated as of December 28, 2006

Among

FIRSTENERGY CORP.,
as Obligor,

THE LENDERS NAMED HEREIN,
as Lender,

and

WACHOVIA FIXED INCOME STRUCTURED TRADING SOLUTIONS, LLC
as Administrative Agent and as Fronting Bank

TABLE OF CONTENTS
                                                        Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01	Certain Defined Terms	1
SECTION 1.02	Computation of Time Periods	12
SECTION 1.03	Accounting Terms	12
SECTION 1.04	Certain Reverences	12

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND LETTER OF CREDIT

ARTICLE III CONDITIONS OF LENDING AND ISSUING LETTERS OF CREDIT

SECTION 2.21	Conditions Precedent to Effectiveness	29
SECTION 2.22	Conditions Precedent to Issuance of Letter of Credit	30
SECTION 2.23	Conditions Precedent to Conversions	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Representations and Warranties of the Obligor	31

ARTICLE V COVENANTS OF THE OBLIGOR

SECTION 4.01	Affirmative Covenants of the Obligor	34
SECTION 4.02	Debt to Capitalization Ratio	36
SECTION 4.03	Negative Covenants of the Obligor	36

i

ARTICLE VI EVENTS OF DEFAULT

SECTION 5.01	Events of Default	38

ARTICLE VII THE ADMINISTRATIVE AGENT

ARTICLE VIII MISCELLANEOUS

ii

    SCHEDULES AND EXHIBITS

Schedule I	-	List of Commitments and Lending Offices

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Note
Exhibit C	-	Form of Letter of Credit
Exhibit D	-	Form of Notice of Pro Rata Borrowing
Exhibit E	-	Reserved
Exhibit F	-	Form of Letter of Credit Request
Exhibit G	-	Form of Opinion of Gary D. Benz, Esq.
Exhibit H	-	Form of Opinion of Akin Gump Strauss Hauer & Feld LLP
Exhibit I	-	Reserved

iii

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this “Agreement”), dated as of December 28, 2006, among FIRSTENERGY CORP., an Ohio corporation (the “Obligor”), the Banks and other financial institutions (the “Banks”) listed on the signature pages hereof and Wachovia Fixed Income Structured Trading Solutions, LLC (“FIST”), as Administrative Agent (the “Administrative Agent”) for the Lenders hereunder and the fronting bank (the “Fronting Bank”).

PRELIMINARY STATEMENTS

(1) The Obligor has requested the Fronting Bank to issue, and the Fronting Bank agrees to issue, its irrevocable standby letter of credit, in substantially the form of Exhibit A (as it may from time to time be extended or amended pursuant to the terms of this Agreement, being the “Letter of Credit”) in the amount of $489,798,710 to Wachovia Bank, National Association, as administrative agent under the Letter of Credit and Term Loan Agreement, dated as of December 5, 2006 (the “Primary Reimbursement Agreement”), among the FirstEnergy Nuclear Generation Corp. (“Nuclear”), Wachovia Bank, National Association (“Wachovia”), as administrative agent and fronting bank (in such capacity, the “Beneficiary”), and the participating banks parties thereto.

(2)  The Obligor will derive substantial direct and indirect benefits from the transactions contemplated by the Primary Reimbursement Agreement.

(3) The execution and delivery of this Agreement and the issuance of the Letter of Credit is a condition precedent to the release of the guaranty of the Obligor of the obligations of Nuclear under the Primary Reimbursement Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
            SECTION 1.01.  Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Advance” means a Pro-Rata Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Letter of Credit and Reimbursement Agreement, as amended, modified and supplemented from time to time.

“Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the rate of interest announced publicly by Wachovia, from time to time, as its “base rate” and (ii) the sum of 1/2 of 1% per annum plus the Federal Funds Rate in effect from time to time.

“Alternate Base Rate Advance” means an Alternate Base Rate Pro-Rata Advance.

“Alternate Base Rate Pro-Rata Advance” means a Pro-Rata Advance that bears interest as provided in Section 2.08(a).

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 30 basis points per annum.

“Approval” means the SEC Order.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto.

“ATSI” means American Transmission Systems Incorporated, an Ohio Corporation.

“Available Commitment” means, for each Lender, the excess of such Lender’s Commitment over such Lender’s Percentage of the Outstanding Credits. “Available Commitments” shall refer to the aggregate of the Lenders’ Available Commitments hereunder.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.

“Banks” has the meaning set forth in the preamble hereto.

“Beneficiary” has the meaning set forth in the preamble hereto.

“Borrowing” means a Pro-Rata Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in Charlotte, North Carolina or Akron, Ohio and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“CEI” means The Cleveland Electric Illuminating Company, an Ohio corporation.

“Change of Control” has the meaning set forth in Section 6.01(j).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Commitment” means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.08(c), as such amount may be reduced pursuant to Section 2.06(a).

“Consolidated Debt” means at any date of determination the aggregate Indebtedness of the Obligor and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of the Obligor and any of its Subsidiaries, (ii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which the Obligor or any of its Consolidated Subsidiaries is liable as a lessee, (iii) the aggregate principal amount of Stranded Cost Securitization Bonds of the Obligor and its Consolidated Subsidiaries and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Obligations not exceeding 15% of the Total Capitalization of the Obligor and its Consolidated Subsidiaries (determined, for purposes of such calculation, without regard to the amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations outstanding of the Obligor); provided that the amount of any mandatory principal amortization or defeasance of Trust Preferred Securities or Junior Subordinated Deferred Interest Debt Obligations prior to the Termination Date shall be included in this definition of Consolidated Debt.

“Commitment Letter” means that certain Commitment Letter dated November 29, 2006 from Wachovia Bank, National Association and Wachovia Fixed Income Structured Trading Solutions, LLC to the Obligor and Nuclear, as amended supplemented or otherwise modified from time to time in accordance with its terms.

“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Obligor and its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Pro-Rata Advances of one Type into Pro-Rata Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Pro-Rata Eurodollar Rate Advances pursuant to Section 2.10 or 2.11.

“Date of Issuance” means the date of issuance by the Fronting Bank of the Letter of Credit under this Agreement which shall be on or before January 31, 2007.

“Debt to Capitalization Ratio” means the ratio of Consolidated Debt of the Obligor to Total Capitalization of the Obligor.

“Default Rate” means a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus 2%).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

“Drawing” means any drawing by the Beneficiary under the Letter of Credit.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its “General Arrangements to Borrow”, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; or (v) any Bank; provided, however, that (A) any Person described in clause (i), (ii), (iii) or (iv) above shall also (x) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator, if applicable) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.16(d)) and (C) any Person described in clause (i), (ii), (iii) or (iv) above shall, in addition, be reasonably acceptable to the Administrative Agent and the Fronting Bank.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for any Eurodollar Rate Advance made in connection with any Borrowing, the interest rate per annum at which eurodollar deposits are offered in the London interbank market for a term equivalent to such Interest Period determined by reference to Telerate page 3750 at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by FIST in connection with such Borrowing with a term equivalent to such Interest Period that would be offered by Wachovia’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means a Eurodollar Rate Pro-Rata Advance.

“Eurodollar Rate Pro-Rata Advance” means a Pro-Rata Advance that bears interest as provided in Section 2.08(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

“Expiration Date” means, with respect to the Letter of Credit, its stated expiration date.

“Extension of Credit” means the making of any Advance or the issuance or amendment (including, without limitation, an extension or renewal) of the Letter of Credit.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FERC” means the Federal Energy Regulatory Commission or successor organization.

"FERC PUHCA 2005 Filing" means the informational filing submitted to the FERC on February 21, 2006, pursuant to the Public Utility Holding Company Act of 2005 and the FERC's Order No. 667, which enabled the Obligor, as applicable, to continue to rely on the financing authorizations authorized in the SEC Order.

“FES” means FirstEnergy Solutions Corp., an Ohio corporation.

“First Mortgage Indenture” means, with respect to any Significant Subsidiary, an indenture or similar instrument pursuant to which such Person may issue bonds, notes or similar instruments secured by a lien on all or substantially all of such Person’s fixed assets.

“FIST” has the meaning set forth in the preamble hereto.

“Fronting Bank” has the meaning set forth in the preamble hereto.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Generation Transfers” has the meaning set forth in Section 5.03(b) .

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any Loan Document or have a material adverse effect on the transactions contemplated by any Loan Document or any material rights, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority).

“Governmental Authority” means any Federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, body, instrumentality or court.

“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition prior to the first public announcement or disclosure relating to such Target Acquisition. As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly (i) acquires all or substantially all of the assets or ongoing business of any other Person, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any such Person that have ordinary voting power for the election of directors or (iii) otherwise acquires control of more than a 50% ownership interest in any such Person.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) liabilities in respect of unfunded vested benefits under Plans, (vi) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

“Interest Period” means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Obligor pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Obligor pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Obligor may, upon notice received by the Administrative Agent not later than 11:00 a.m., Charlotte, North Carolina time, on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Obligor may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;

(iii) no more than 15 different Interest Periods shall apply to outstanding Eurodollar Rate Advances on any date of determination;

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month.

“JCP&L” means Jersey Central Power & Light Company, a New Jersey corporation.

“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of the Obligor or one of its Subsidiaries (A) for which the maturity date is subsequent to the Termination Date and (B) that are fully subordinated in right of payment to the Indebtedness hereunder.

“Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.08.

“Letter of Credit” has the meaning set forth in Section 2.04(a).

“Letter of Credit Cash Cover” has the meaning set forth in Section 6.01.

“Letter of Credit Request” has the meaning set forth in Section 2.04(c).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, any Note, the Letter of Credit and the Commitment Letter.

“Majority Lenders” means, at any time prior to the Termination Date, Lenders having in the aggregate more than 50% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.01) and at any time on or after the Termination Date, Lenders having more than 50% of the then aggregate Outstanding Credits of the Lenders; provided, that for purposes hereof, neither the Obligor, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders having such amount of the Commitments or the Advances or (ii) determining the total amount of the Commitments or the Outstanding Credits.

“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.

“Met-Ed” means Metropolitan Edison Company, a Pennsylvania corporation.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Nonrecourse Indebtedness” means any Indebtedness that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Obligor or any of its Affiliates other than:

(i)	recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(ii)
recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii)
recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.18 in the form of Exhibit B hereto.

“Notice of Pro-Rata Borrowing” means a notice of a Pro-Rata Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit D.

“Obligor” has the meaning set forth in the preamble hereto.

“OE” means Ohio Edison Company, an Ohio corporation.

“Organizational Documents” shall mean, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

“Other Taxes” has the meaning set forth in Section 2.16(b).

“Outstanding Credits” means, on any date of determination, an amount equal to (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the aggregate undrawn amount of the Letter of Credit outstanding on such date plus (iii) the aggregate amount of Reimbursement Obligations outstanding on such date (exclusive of Reimbursement Obligations that, on such date of determination, are repaid with the proceeds of Advances made in accordance with Section 2.04(f) and (g), to the extent the principal amount of such Advances is included in the determination of the aggregate principal amount of all outstanding Advances as provided in clause (i) of this definition). The “Outstanding Credits” of a Lender on any date of determination shall be an amount equal to the outstanding Advances made by such Lender plus the amount of such Lender’s participation interest in the outstanding Letter of Credit and Reimbursement Obligations included in the definition of “Outstanding Credits”.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as in effect from time to time.

“Payment Date” means the date on which payment of a Drawing is made by the Fronting Bank.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Penelec” means Pennsylvania Electric Company, a Pennsylvania corporation.

“Penn” means Pennsylvania Power Company, a Pennsylvania corporation.

“Percentage” means, in respect of any Bank on any date of determination, the percentage obtained by dividing such Bank’s Commitment on such day by the total of the Commitments on such day, and multiplying the quotient so obtained by 100%.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Primary Letters of Credit” has the meaning set forth in Commitment Letter.

“Primary Reimbursement Agreement” has the meaning set forth in the preamble hereto.

“Pro-Rata Advance” means an advance by a Lender to the Obligor as part of a Pro-Rata Borrowing pursuant to Section 2.01 and refers to an Alternate Base Rate Pro-Rata Advance or a Eurodollar Rate Pro-Rata Advance, each of which shall be a “Type” of Pro-Rata Advance, subject to Conversion pursuant to Section 2.10 or 2.11.

“Pro-Rata Borrowing” means a borrowing consisting of simultaneous Pro-Rata Advances of the same Type made by each of the Banks pursuant to Section 2.01 or Converted pursuant to Section 2.10 or 2.11.

“PUCO” means The Public Utilities Commission of Ohio or any successor thereto.

“Register” has the meaning set forth in Section 8.08(c).

“Reimbursement Obligation” means the obligation of the Obligor to reimburse the Fronting Bank for any Drawing paid by the Fronting Bank pursuant to Section 2.04(g).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SEC Order” means the order issued by the SEC that authorized the Obligor to obtain Extensions of Credit until February 8, 2006, which authorization was extended through December 31, 2007, pursuant to the FERC PUHCA 2005 Filing.

“Significant Subsidiaries” means (i) each regulated energy Subsidiary of the Obligor, including, but not limited to, OE, Penn, CEI, TE, JCP&L, Met-Ed and Penelec and any successor to any of them, (ii) FES and ATSI, and (iii)  each other Subsidiary of the Obligor the annual revenues of which exceed $100,000,000 or the total assets of which exceed $50,000,000.

“Stated Amount” means the maximum amount available to be drawn by the Beneficiary under the Letter of Credit.

“Stranded Cost Securitization Bonds” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest that are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to an order of a state commission regulating public utilities to be applied and invoiced to customers of such utility. The charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Taxes” has the meaning set forth in Section 2.16(a).

“TE” means The Toledo Edison Company, an Ohio corporation.

“Termination Date” means March 18, 2009.

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Capitalization” means, with respect to the Obligor at any date of determination the sum, without duplication, of (i) Consolidated Debt of the Obligor, (ii) the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings and paid in capital but excluding accumulated other comprehensive income and loss) of the Obligor and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of the Obligor and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations.

“Trust Preferred Securities” means (i) the issued and outstanding preferred securities of Cleveland Electric Financing Trust I and (ii) any other securities, however denominated, (A) issued by the Obligor or any Consolidated Subsidiary of the Obligor, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Termination Date.

“Type” has the meaning assigned to that term in the definitions of “Pro-Rata Advance”.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unmatured Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

            SECTION 1.02.  Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

            SECTION 1.03.  Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) hereof.

            SECTION 1.04.  Certain References.

Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, schedules and exhibits are to the same contained in or attached to this Agreement.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTER OF CREDIT

            SECTION 2.01.  The Pro-Rata Advances.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Pro-Rata Advances to the Obligor in U.S. dollars only from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the Available Commitment of such Lender. Each Pro-Rata Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the amount of the Drawing being reimbursed by a Pro-Rata Advance pursuant to Section 2.04(g)(ii)) and shall consist of Advances of the same Type and, in the case of Eurodollar Rate Pro-Rata Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Available Commitment, and subject to the conditions set forth in Article III and the other terms and conditions hereof, the Obligor may from time to time borrow and prepay pursuant to Section 2.12; provided, however, the Obligor may not reborrow under this Section 2.01. In no case shall any Lender be required to make a Pro-Rata Advance to the Obligor hereunder if (i) the amount of such Pro-Rata Advance would exceed such Lender’s Available Commitment or (ii) the making of such Pro-Rata Advance, together with the making of the other Pro-Rata Advances constituting part of the same Pro-Rata Borrowing, would cause the total amount of all Outstanding Credits to exceed the aggregate amount of the Commitments. Pro-Rata Advances may only be made to reimburse the Fronting Bank for Drawings pursuant to Section 2.04(g)(ii).

            SECTION 2.02.  Making the Pro-Rata Advances.

(a)  Each Pro-Rata Borrowing shall be made on notice, given (i) in the case of a Pro-Rata Borrowing comprising Eurodollar Rate Pro-Rata Advances, not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Pro-Rata Borrowing comprising Alternate Base Rate Pro-Rata Advances, not later than 11:00 a.m. (New York time) on the date of the proposed Pro-Rata Borrowing, by the Obligor to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such Notice of Pro-Rata Borrowing shall be by telecopier, in substantially the form of Exhibit D hereto, specifying therein the requested (A) date of such Pro-Rata Borrowing, (B) Type of Pro-Rata Advances to be made in connection with such Pro-Rata Borrowing, (C) aggregate amount of such Pro-Rata Borrowing, and (D) in the case of a Pro-Rata Borrowing comprising Eurodollar Rate Pro-Rata Advances, the initial Interest Period for each such Pro-Rata Advance, which Pro-Rata Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01. Each Lender shall, before 1:00 p.m. (Charlotte, North Carolina time) on the date of such Pro-Rata Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion (according to the Lenders’ respective Commitments) of such Pro-Rata Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Obligor at the Administrative Agent’s aforesaid address.

(b)  Each Notice of Pro-Rata Borrowing delivered by the Obligor shall be irrevocable and binding. In the case of any Notice of Pro-Rata Borrowing delivered requesting Eurodollar Rate Pro-Rata Advances, the Obligor shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Obligor to fulfill on or before the date specified in such Notice of Pro-Rata Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Pro-Rata Advance to be made by such Lender as part of such Borrowing when such Pro-Rata Advance, as a result of such failure, is not made on such date.

(c)  Unless the Administrative Agent shall have received written notice via facsimile transmission from a Lender prior to (A) 5:00 p.m. (New York time) one Business Day prior to the date of a Pro-Rata Borrowing comprising Eurodollar Rate Pro-Rata Advances or (B) 12:00 noon (New York time) on the date of a Pro-Rata Borrowing comprising Alternate Base Rate Pro-Rata Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Pro-Rata Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Pro-Rata Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Obligor on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Obligor severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Obligor until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Obligor, the interest rate applicable at the time to Pro-Rata Advances made in connection with such Pro-Rata Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro-Rata Advance as part of such Pro-Rata Borrowing for purposes of this Agreement.

(d)  The failure of any Lender to make the Pro-Rata Advance to be made by it as part of any Pro-Rata Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro-Rata Advance on the date of such Pro-Rata Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Pro-Rata Advance to be made by such other Lender on the date of any Borrowing.

            SECTION 2.03.  Reserved.

            SECTION 2.04.  Letters of Credit.

(a)  Agreement of Fronting Bank. The Fronting Bank agrees, on the terms and conditions of this Agreement, to issue the Letter of Credit to the Beneficiary in an amount equal to the Available Commitments at or before 5:00 P.M. (Charlotte, North Carolina time) on or before December 31, 2006. The Letter of Credit shall have an Expiration Date of no later than the Termination Date. The Fronting Bank will issue the Letter of Credit in a Stated Amount not to exceed the Available Commitments; provided, however, that the Fronting Bank will not amend the Letter of Credit if, immediately following such amendment, the Stated Amount of the Letter of Credit plus any outstanding Drawing would (A) exceed the Available Commitments or (B) when aggregated with the outstanding Reimbursement Obligation would exceed the Available Commitments. The Letter of Credit shall be denominated in U.S. dollars only.

(b)  Forms. The Letter of Credit shall be substantially in the form of Exhibit C.

(c)  Notice of Issuance. The Obligor shall give the Fronting Bank and the Administrative Agent written notice (or telephonic notice confirmed in writing) at least one Business Day prior to the requested Date of Issuance of the Letter of Credit, such notice to be in substantially the form of Exhibit F hereto (a “Letter of Credit Request”).

(d)  Issuance. Provided that the Obligor has given the notice prescribed by Section 2.04(c) and subject to the other terms and conditions of this Agreement, including the satisfaction of the applicable conditions precedent set forth in Article III, the Fronting Bank shall issue the Letter of Credit on the requested Date of Issuance as set forth in the Letter of Credit Request for the benefit of the Beneficiary and shall deliver the original of the Letter of Credit to the Beneficiary at the address specified in the notice. At the request of the Obligor, the Fronting Bank shall deliver a copy of the Letter of Credit to the Obligor within a reasonable time after the Date of Issuance thereof.

(e)  Notice of Drawing. The Fronting Bank shall promptly notify the Obligor by telephone, facsimile or other telecommunication of any Drawing under the Letter of Credit issued for the account of the Obligor by the Fronting Bank.

(f)  Payments. The Obligor hereby agrees to pay to the Fronting Bank, in the manner provided in subsection (g) below:

(i)  On each Payment Date, an amount equal to the amount paid by the Fronting Bank under the Letter of Credit issued for the account of the Obligor by the Fronting Bank; and

(ii)  if any Drawing shall be reimbursed to the Fronting Bank after 12:00 noon (Charlotte, North Carolina time) on the Payment Date, interest on any and all amounts required to be paid pursuant to clause (i) of this subsection (f) from and after the due date thereof until payment in full, payable on demand, at an annual rate of interest equal to the Alternate Base Rate in effect from time to time.

(g)  Method of Reimbursement. The Obligor shall reimburse the Fronting Bank for each Drawing under the Letter of Credit issued for the account of the Obligor by the Fronting Bank pursuant to subsection (f) above in the following manner:

(i)  the Obligor shall immediately reimburse the Fronting Bank in the manner described in Section 2.15; or

(ii)  if (A) the Obligor has not reimbursed the Fronting Bank pursuant to clause (i) above, (B) the applicable conditions to Borrowing set forth in Articles II and III have been fulfilled, and (C) the Available Commitments in effect at such time exceed the amount of the Drawing to be reimbursed, the Obligor may reimburse the Fronting Bank for such Drawing with the proceeds of an Alternate Base Rate Pro-Rata Advance or, if the conditions specified in the foregoing clauses (A), (B) and (C) have been satisfied and a Notice of Borrowing requesting a Eurodollar Rate Pro-Rata Advance has been given in accordance with Section 2.02 three Business Days prior to the relevant Payment Date, with the proceeds of a Eurodollar Rate Pro-Rata Advance.

(h)  Nature of Fronting Bank’s Duties. In determining whether to honor any Drawing under the Letter of Credit issued by the Fronting Bank, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit. The Obligor otherwise assumes all risks of the acts and omissions of, or misuse of the Letter of Credit issued by the Fronting Bank for the account of the Obligor by, the Beneficiary of the Letter of Credit. In furtherance and not in limitation of the foregoing, but consistent with applicable law, the Fronting Bank shall not be responsible, absent gross negligence or willful misconduct, (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of any drawing honored under the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit, or the proceeds thereof; (vi) for the misapplication by the Beneficiary of the Letter of Credit or of the proceeds of any drawing honored under the Letter of Credit; and (vii) for any consequences arising from causes beyond the control of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of any of the Fronting Bank’s rights or powers hereunder. Not in limitation of the foregoing, any action taken or omitted to be taken by the Fronting Bank under or in connection with the Letter of Credit shall not create against the Fronting Bank any liability to the Obligor or any Bank, except for actions or omissions resulting from the gross negligence or willful misconduct of the Fronting Bank or any of its agents or representatives, and the Fronting Bank shall not be required to take any action that exposes the Fronting Bank to personal liability or that is contrary to this Agreement or applicable law.

(i)  Obligations of Obligor Absolute. The obligation of the Obligor to reimburse the Fronting Bank for Drawings honored under the Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i)  any lack of validity or enforceability of the Letter of Credit;

(ii)  the existence of any claim, set-off, defense or other right that the Obligor or any Affiliate of the Obligor may have at any time against the Beneficiary or any transferee of the Letter of Credit (or any Persons or entities for whom any such Beneficiary or transferee may be acting), the Fronting Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii)  any draft, demand, certificate or any other documents presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)  any non-application or misapplication by the Beneficiary of the proceeds of any Drawing under the Letter of Credit; or

(vi)  the fact that an Event of Default, or event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, shall have occurred and be continuing.

No payment made under this Section shall be deemed to be a waiver of any claim the Obligor may have against the Fronting Bank or any other Person.

(j)  Participations by Lenders. By the issuance of the Letter of Credit and without any further action on the part of the Fronting Bank or any Lender in respect thereof, the Fronting Bank, shall hereby be deemed to have granted to each Lender, and each Lender shall hereby be deemed to have acquired from the Fronting Bank, an undivided interest and participation in the Letter of Credit equal to such Lender’s Percentage of the Stated Amount of the Letter of Credit, effective upon the issuance of the Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Fronting Bank, in accordance with this subsection (j), such Lender’s Percentage of each payment made by the Fronting Bank in respect of an unreimbursed Drawing under the Letter of Credit. The Fronting Bank shall notify the Administrative Agent of the amount of such unreimbursed Drawing honored by it not later than (x) 12:00 noon (Charlotte, North Carolina time) on the date of payment of a draft under the Letter of Credit, if such payment is made at or prior to 11:00 a.m. (Charlotte, North Carolina time) on such day, and (y) the close of business (Charlotte, North Carolina time) on the date of payment of a draft under the Letter of Credit, if such payment is made after 11:00 a.m. (Charlotte, North Carolina time) on such day, and the Administrative Agent shall notify each Lender of the date and amount of such unreimbursed Drawing under the Letter of Credit honored by the Fronting Bank and the amount of such Lender’s Percentage therein no later than (1) 1:00 p.m. (Charlotte, North Carolina time) on such day, if such payment is made at or prior to 11:00 a.m. (Charlotte, North Carolina time) on such day, and (2) 11:00 a.m. (Charlotte, North Carolina time) on the next following Business Day, if such payment is made after 11:00 a.m. (Charlotte, North Carolina time) on such day. Not later than 2:00 p.m. (Charlotte, North Carolina time) on the date of receipt of a notice of an unreimbursed Drawing by a Lender, such Lender agrees to pay to the Fronting Bank an amount equal to the product of (A) such Lender’s Percentage and (B) the amount of the payment made by the Fronting Bank in respect of such unreimbursed Drawing.

If payment of the amount due pursuant to the preceding sentence from a Lender is received by the Fronting Bank after the close of business on the date it is due, such Lender agrees to pay to the Fronting Bank, in addition to (and along with) its payment of the amount due pursuant to the preceding sentence, interest on such amount at a rate per annum equal to (i) for the period from and including the date such payment is due to but excluding the second succeeding Business Day, the Federal Funds Rate, and (ii) for the period from and including the second Business Day succeeding the date such payment is due to but excluding the date on which such amount is paid in full, the Federal Funds Rate plus 2.00%.

(k)  Obligations of Lenders Absolute. Each Lender acknowledges and agrees that (i) its obligation to acquire a participation in the Fronting Bank’s liability in respect of the Letter of Credit and (ii) its obligation to make the payments specified herein, and the right of the Fronting Bank to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstances whatsoever, including, without limitation, (A) the occurrence and continuance of any Event of Default or Unmatured Default; (B) any other breach or default by the Obligor, the Administrative Agent or any Lender hereunder; (C) any lack of validity or enforceability of the Letter of Credit or any Loan Document; (D) the existence of any claim, setoff, defense or other right that the Lender may have at any time against the Obligor, the Beneficiary, the Fronting Bank or any other Lender; (E) the existence of any claim, setoff, defense or other right that the Obligor may have at any time against the Beneficiary, the Fronting Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement or any other documents contemplated hereby or any unrelated transactions; (F) any amendment or waiver of, or consent to any departure from the Letter of Credit or this Agreement; (G) any statement or any document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (H) payment by the Fronting Bank under the Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit, so long as such payment is not the consequence of the Fronting Bank’s gross negligence or willful misconduct in determining whether documents presented under the Letter of Credit comply with the terms thereof; (I) the occurrence of the Termination Date; or (J) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Nothing herein shall prevent the assertion by any Lender of a claim by separate suit or compulsory counterclaim, nor shall any payment made by a Lender under Section 2.04 hereof be deemed to be a waiver of any claim that a Lender may have against the Fronting Bank or any other Person.

(l)  Proceeds of Reimbursements. Upon receipt of a payment from the Obligor pursuant to subsection (f) hereof, the Fronting Bank shall promptly transfer to each Lender such Lender’s pro rata share (determined in accordance with such Lender’s Percentage) of such payment based on such Lender’s pro rata share (determined as aforesaid) of amounts previously paid pursuant to subsection (j), above, and not previously transferred by the Fronting Bank pursuant to this subsection (l); provided, however, that if a Lender shall fail to pay to the Fronting Bank any amount required by subsection (j) above by the close of business on the Business Day following the date on which such payment was due from such Lender, and the Obligor shall not have reimbursed the Fronting Bank for such amount pursuant to subsection (f) hereof (such unreimbursed amount being hereinafter referred to as a “Transferred Amount”), the Fronting Bank shall be deemed to have purchased, on such following Business Day (a “Participation Transfer Date”) from such Lender (a “Defaulting Lender”), a participation in such Transferred Amount and shall be entitled, for the period from and including the Participation Transfer Date to the earlier of (i) the date on which the Obligor shall have reimbursed the Fronting Bank for such Transferred Amount and (ii) the date on which such Lender shall have reimbursed the Fronting Bank for such Transferred Amount (the “Participation Transfer Period”), to the rights, privileges and obligations of a “Lender” under this Agreement with respect to such Transferred Amount, and such Defaulting Lender shall not be deemed to be a Lender hereunder, and shall not have any rights or interests of a Lender hereunder, with respect to such Transferred Amount, and its Percentage shall be reduced accordingly with the amount by which such Percentage is reduced deemed held by the Fronting Bank during the Participation Transfer Period; and provided further, however, that if, at any time after the occurrence of a Participation Transfer Date with respect to any Lender and prior to the reimbursement by such Lender of the Fronting Bank with respect to the related Transferred Amount pursuant to subsection (j) above, the Fronting Bank shall receive any payment from the Obligor pursuant to subsection (f) hereof, the Fronting Bank shall not be obligated to pay any amounts to such Lender, and the Fronting Bank shall retain such amounts (including, without limitation, interest payments due from the Obligor pursuant to subsection (f) hereof) for its own account as a Lender, provided that all such amounts shall be applied in satisfaction of the unpaid amounts (including, without limitation, interest payments due from such Lender pursuant to subsection (j), above) due from such Lender with respect to such Transferred Amount.

If at any time after the occurrence of a Participation Transfer Date with respect to any Lender, the Administrative Agent shall receive any payment from the Obligor for the account of such Lender pursuant to this Agreement, if at the time of receipt of such amounts by the Administrative Agent such Lender shall not have reimbursed the Fronting Bank with respect to the related Transferred Amount pursuant to subsection (j) above, the Administrative Agent shall not pay any such amounts to such Lender but shall pay all such amounts to the Fronting Bank, and the Fronting Bank shall retain such amounts for its own account as a Lender and apply such amounts in satisfaction of the unpaid amounts (including, without limitation, interest payments due from such Lender pursuant to subsection (j) above) due from such Lender with respect to such Transferred Amount.

All payments due to the Lenders from the Fronting Bank pursuant to this subsection (l) shall be made to the Lenders if, as, and, to the extent possible, when the Fronting Bank receives payments in respect of Drawings under the Letter of Credit pursuant to subsection (f) hereof, and in the same funds in which such amounts are received; provided that if any Lender to which the Fronting Bank is required to transfer any such payment (or any portion thereof) pursuant to this subsection (l) does not receive such payment (or portion thereof) prior to (i) the close of business on the Business Day on which the Fronting Bank received such payment from the Obligor, if the Fronting Bank received such payment prior to 1:00 p.m. (Charlotte, North Carolina time) on such day, or (ii) 1:00 p.m. (Charlotte, North Carolina time) on the Business Day next succeeding the Business Day on which the Fronting Bank received such payment from the Obligor, if the Fronting Bank received such payment after 1:00 p.m. (Charlotte, North Carolina time) on such day, the Fronting Bank agrees to pay to such Lender, along with its payment of the portion of such payment due to such Lender, interest on such amount at a rate per annum equal to (A) for the period from and including the Business Day when such payment was required to be made to the Lenders to but excluding the second succeeding Business Day, the Federal Funds Rate and (B) for the period from and including the second Business Day succeeding the Business Day when such payment was required to be made to the Lenders to but excluding the date on which such amount is paid in full, the Federal Funds Rate plus 2.00%. The provisions of this subsection (l) shall not affect or impair any of the obligations under this Agreement of any Defaulting Lender to the Fronting Bank, all of which shall remain unaffected by any default in payment by the Fronting Bank to such Defaulting Lender.

(m)  Concerning the Fronting Bank. The Fronting Bank will exercise and give the same care and attention to the Letter of Credit issued by it as it gives to its other letters of credit and similar obligations, and each Lender agrees that the Fronting Bank’s sole liability to each Lender shall be (i) to distribute promptly, as and when received by the Fronting Bank, and in accordance with the provisions of subsection (l) above, such Lender’s pro rata share (determined in accordance with such Lender’s Percentage) of any payments to the Fronting Bank by the Obligor pursuant to subsection (f) above in respect of Drawings under the Letter of Credit issued by the Fronting Bank, (ii) to exercise or refrain from exercising any right or to take or to refrain from taking any action under this Agreement or the Letter of Credit issued by the Fronting Bank as may be directed in writing by the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or the Administrative Agent acting at the direction and on behalf of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders), except to the extent required by the terms hereof or thereof or by applicable law, and (iii) as otherwise expressly set forth in this Section 2.04. The Fronting Bank shall not be liable for any action taken or omitted at the request or with approval of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or of the Administrative Agent acting on behalf of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or for the nonperformance of the obligations of any other party under this Agreement, the Letter of Credit or any other document contemplated hereby or thereby. Without in any way limiting any of the foregoing, the Fronting Bank may rely upon the advice of counsel concerning legal matters and upon any written communication or any telephone conversation that it believes to be genuine or to have been signed, sent or made by the proper Person and shall not be required to make any inquiry concerning the performance by the Obligor, the Beneficiary or any other Person of any of their respective obligations and liabilities under or in respect of this Agreement, the  Letter  of  Credit  or any other  documents  contemplated hereby or thereby.  The Fronting  Bank shall not have any  obligation to make  any claim,  or assert  any Lien,  upon anyproperty held by the Fronting Bank or assert any offset thereagainst in satisfaction of all or any part of the obligations of the Obligor hereunder; provided that the Fronting Bank shall, if so directed by the Majority Lenders or the Administrative Agent acting on behalf of and with the consent of the Majority Lenders, have an obligation to make a claim, or assert a Lien, upon property held by the Fronting Bank in connection with this Agreement, or assert an offset thereagainst.

The Fronting Bank may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of banking or trust business with the Obligor or any of their Affiliates, or any other Person, and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if it were not the Fronting Bank hereunder.

The Fronting Bank makes no representation or warranty and shall have no responsibility with respect to: (i) the genuineness, legality, validity, binding effect or enforceability of this Agreement or any other documents contemplated hereby; (ii) the truthfulness, accuracy or performance of any of the representations, warranties or agreements contained in this Agreement or any other documents contemplated hereby; (iii) the collectibility of any amounts due under this Agreement; (iv) the financial condition of the Obligor or any other Person; or (v) any act or omission of the Beneficiary with respect to its use of the Letter of Credit or the proceeds of any Drawing under the Letter of Credit.

(n)  Indemnification of Fronting Bank by Lenders. To the extent that the Fronting Bank is not reimbursed and indemnified by the Obligor under Section 8.05 hereof, each Lender agrees to reimburse and indemnify the Fronting Bank on demand, pro rata in accordance with such Lender’s Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Fronting Bank, in any way relating to or arising out of this Agreement, the Letter of Credit or any other document contemplated hereby or thereby, or any action taken or omitted by the Fronting Bank under or in connection with this Agreement, the Letter of Credit or any other document contemplated hereby or thereby; provided, however, that such Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Fronting Bank’s gross negligence or willful misconduct; and provided further, however, that such Lender shall not be liable to the Fronting Bank or any other Lender for the failure of the Obligor to reimburse the Fronting Bank for any drawing made under the Letter of Credit issued for the account of the Obligor with respect to which such Lender has paid the Fronting Bank such Lender’s pro rata share (determined in accordance with such Lender’s Percentage), or for the Obligor’s failure to pay interest thereon. Each Lender’s obligations under this subsection (n) shall survive the payment in full of all amounts payable by such Lender under subsection (j) above, and the termination of this Agreement and the Letter of Credit. Nothing in this subsection (n) is intended to limit any Lender’s reimbursement obligation contained in subsection (j) above.

(o)  Representations of Lenders. As between the Fronting Bank and the Lenders, by its execution and delivery of this Agreement each Lender hereby represents and warrants solely to the Fronting Bank that (i) it is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation, and has full corporate power, authority and legal right to execute, deliver and perform its obligations to the Fronting Bank under this Agreement; and (ii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bank organization, moratorium, conservatorship or other laws now or hereafter in effect affecting the enforcement of creditors rights in general and the rights of creditors of banks, and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

            SECTION 2.05.  Fees.

(a)  The Obligor shall pay to the Administrative Agent for its account, the account of the Lenders (in such accounts agreed to by such parties in writing), or the account of the Fronting Bank, the fees and other amounts specified in the Commitment Letter on (i) the 15th day of each March, June, September and December commencing on March 15, 2007 unless such day is not a Business Day, in which case the such fees and other amounts (if any) shall be due on the next succeeding Business Day; (ii) on the Termination Date; and (iii) if earlier, on the date of any termination or reduction pursuant to Section 2.06.

(b)  The Obligor hereby agrees to pay to the Administrative Agent, for the account of the Fronting Bank, all normal costs and expenses of the Fronting Bank in connection with the transfer, amendment, renewal, extension or other administration of the Letter of Credit, including, a drawing fee in an amount equal to $100.00 (the “Drawing Fee”) for each drawing under the Letter of Credit.

(c)  All fees payable hereunder shall be paid on the dates due, in immediately available funds to the Administrative Agent for distribution. Absent manifest error, fees paid shall not be refundable under any circumstances. Any overdue fees accrued under this Section shall bear interest, payable on demand, for each day until paid at the Default Rate.

(d)  Any reference herein or in any other document to fees and/or other amounts or obligations payable under this Agreement shall include all fees and other amounts payable pursuant to the Commitment Letter and any reference to this Agreement shall be deemed to include reference to the Commitment Letter.

            SECTION 2.06.  Adjustment of the Commitments.

(a)  Subject to the last sentence of this clause (a) the Obligor may, upon at least three Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, the aggregate amount of the Commitments in excess of the Outstanding Credits. On each date of termination or reduction, the Obligor shall pay the amount, if any, due under Section 2.05(a). No reduction or termination of the Commitments under this Agreement shall be permitted if the Commitments under the Agreement are less than the aggregate “Commitments” under and as defined in the Primary Reimbursement Agreement.

            SECTION 2.07.  Repayment of Advances.

The Obligor agrees to repay the principal amount of each Advance made by each Lender no later than the earlier of (i) 364 days after the date such Advance is made and (ii) the Termination Date; provided, however, that if the Obligor shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent (including, without limitation, certified copies of governmental approvals and legal opinions) that the Obligor is authorized under Applicable Law to incur Indebtedness hereunder maturing more than 364 days after the date of incurrence of such Indebtedness, the Obligor shall repay each Advance made to it no later than the Termination Date.

            SECTION 2.08.  Interest on Advances.

The Obligor shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)  Alternate Base Rate Pro-Rata Advances. If such Advance is an Alternate Base Pro-Rata Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the Applicable Margin for such Alternate Base Rate Pro Rata Advance in effect from time to time, payable quarterly in arrears on the 15th day of each March, June, September and December, on the Termination Date and on the date such Alternate Base Rate Pro-Rata Advance shall be Converted or be paid in full and as provided in Section 2.12; provided that at any time an Event of Default shall have occurred and be continuing, thereafter each Alternate Base Pro-Rata Rate Advance shall bear interest, payable on demand, at the Default Rate; or

(b)  Eurodollar Rate Pro-Rata Advances. If such Advance is a Eurodollar Rate Pro-Rata Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Eurodollar Rate Pro Rata Advance in effect from time to time plus the Applicable Margin, payable on the 15th day of each Interest Period for such Eurodollar Rate Pro-Rata Advance (and, in the case of any Interest Period of six months, on the last day of the third month of such Interest Period), on the Termination Date and on the date such Eurodollar Rate Pro-Rata Advance shall be Converted or be paid in full and as provided in Section 2.12; provided that at any time an Event of Default shall have occurred and be continuing, thereafter each Eurodollar Rate Pro-Rata Advance shall bear interest, payable on demand, at the Default Rate.

            SECTION 2.09.  Additional Interest on Advances.

The Obligor agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance made by such Lender to the Obligor, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided, that no Lender shall be entitled to demand additional interest under this Section 2.09 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Board of Governors of the Federal Reserve System of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation. Such additional interest shall be determined by such Lender and notified to the Obligor through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

            SECTION 2.10.  Interest Rate Determination.

(a)  The Administrative Agent shall give prompt notice to the Obligor and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a) or (b).

(b)  If, with respect to any Eurodollar Rate Pro-Rata Advances, the Majority Lenders notify the Administrative Agent that (i) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advances, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate or (iii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making or funding their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Obligor and the Lenders, whereupon

(i)  each Eurodollar Rate Pro-Rata Advance will automatically, on the last day of the then existing Interest Period, therefor, Convert into an Alternate Base Rate Pro-Rata Advance, and

(ii)  the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Obligor and the Lenders that the circumstances causing such suspension no longer exist.

            SECTION 2.11.  Conversion of Advances.

(a)  Voluntary. The Obligor may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (Charlotte, North Carolina time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Pro-Rata Advances, and on the date of any proposed Conversion into Alternate Base Rate Pro-Rata Advances, and subject to the provisions of Sections 2.10 and 2.11, Convert all Pro-Rata Advances of one Type made to the Obligor in connection with the same Borrowing into Pro-Rata Advances of another Type or Types or Pro-Rata Advances of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Pro-Rata Advances into Pro-Rata Advances of another Type or Pro-Rata Advances of the same Type having the same or new Interest Periods, shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Pro-Rata Advances, unless the Obligor shall also reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such Conversion. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Pro-Rata Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Eurodollar Rate Pro-Rata Advances, the duration of the Interest Period for each such Pro-Rata Advance.

(b)  Mandatory. If the Obligor shall fail to select the Type of any Pro-Rata Advance or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Pro-Rata Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.11(a), or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Pro-Rata Advances upon Conversion shall not occur as a result of the circumstances described in paragraph (c) below, the Administrative Agent will forthwith so notify the Obligor and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Alternate Base Rate Pro-Rata Advances.

(c)  Failure to Convert. Each notice of Conversion given by the Obligor pursuant to subsection (a) above shall be irrevocable and binding on the Obligor. In the case of any Borrowing that is to comprise Eurodollar Rate Pro-Rata Advances upon Conversion, the Obligor agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Pro-Rata Advances upon such Conversion, when such Conversion, as a result of such failure, does not occur. The Obligor’s obligations under this subsection (c) shall survive the repayment of all other amounts owing by the Obligor to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.

            SECTION 2.12.  Prepayments.

(a)  Optional. The Obligor may at any time prepay the outstanding principal amounts of the Advances made to the Obligor as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon notice thereof given to the Administrative Agent by the Obligor not later than 11:00 a.m. (Charlotte, North Carolina time) (i) on the date of any such prepayment in the case of Alternate Base Rate Advances and (ii) on the second Business Day prior to any such prepayment in the case of Eurodollar Rate Advances; provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000 with respect to Pro Rata Borrowings (or, if lower, the principal amount outstanding hereunder on the date of such prepayment) or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Obligor shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment. Any such optional prepayment shall automatically result in a irrevocable permanent reduction of the Commitments by the aggregate principal amount of such prepayment and be subject to the terms of Section 2.06(a).

(b)  Mandatory. If and to the extent that the Outstanding Credits on any date hereunder shall exceed the aggregate amount of the Commitments hereunder on such date, the Obligor agrees to (A) prepay on such date a principal amount of Advances and/or (B) pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to all or a portion of the amount available for drawing under the Letter of Credit outstanding at such time, which prepayment under clause (A) and payment under clause (B) shall, when taken together result in the amount of Outstanding Credits minus the amount paid to the Administrative Agent pursuant to clause (B) being less than or equal to the aggregate amount of the Commitments hereunder on such date.

Any prepayment of Advances shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and, in the case of any such prepayment of Eurodollar Rate Advances, the Obligor shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment.

            SECTION 2.13.  Increased Costs.

(a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, in each case, after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or any increase in the cost to the Fronting Bank or any Lender of issuing, maintaining or participating in Letter of Credit, then the Obligor shall from time to time, upon demand by such Lender or the Fronting Bank (as the case may be) (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the Fronting Bank (as the case may be) additional amounts sufficient to compensate such Lender or the Fronting Bank (as the case may be) for such increased cost. A certificate as to the amount of such increased cost and the basis therefor, submitted to the Obligor and the Administrative Agent by such Lender or the Fronting Bank (as the case may be), shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b)  If any Lender or the Fronting Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), issued, promulgated or made (as the case may be) after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or the Fronting Bank (as the case may be) or any corporation controlling such Lender or the Fronting Bank (as the case may be) and that the amount of such capital is increased by or based upon the existence of (i) such Lender’s commitment to lend or participate in Letter of Credit hereunder and other commitments of this type or (ii) the Advances made by such Lender or (iii) in the case of the Fronting Bank, the Fronting Bank’s commitment to issue, maintain and honor drawings under the Letter of Credit, or (iv) the honoring of the Letter of Credit by the Fronting Bank hereunder, then, upon demand by such Lender or the Fronting Bank (as the case may be) (with a copy of such demand to the Administrative Agent), the Obligor shall immediately pay to the Administrative Agent for the account of such Lender or the Fronting Bank (as the case may be), from time to time as specified by such Lender or the Fronting Bank (as the case may be), additional amounts sufficient to compensate such Lender, the Fronting Bank or such corporation in the light of such circumstances, to the extent that such Lender or the Fronting Bank (as the case may be) determines such increase in capital to be allocable to (i) in the case of such Lender, the existence of such Lender’s commitment to lend hereunder or the Advances made by such Lender or (ii)  the participations in the Letter of Credit or (iii) in the case of the Fronting Bank, the Fronting Bank’s Commitment to issue, maintain and honor drawings under the Letter of Credit, or (iv) the honoring of the Letter of Credit by the Fronting Bank hereunder. A certificate as to such amounts submitted to the Obligor and the Administrative Agent by such Lender or the Fronting Bank (as the case may be) shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

            SECTION 2.14.  Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Obligor and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Obligor shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless (A) the Obligor, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Pro-Rata Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.11 or (B) the Administrative Agent notifies the Obligor that the circumstances causing such prepayment no longer exist. Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

            SECTION 2.15.  Payments and Computations.

(a)  The Obligor shall make each payment hereunder and under any Note not later than 12:00 noon (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Administrative Agent or, with respect to payments made in respect of Reimbursement Obligations, to the Fronting Bank, at its address referred to in Section 8.02 in same day funds, without set-off, counterclaim or defense and any such payment to the Administrative Agent or the Fronting Bank (as the case may be) shall constitute payment by the Obligor hereunder or under any Note or under any Note, as the case may be, for all purposes, and upon such payment the Lenders shall look solely to the Administrative Agent or the Fronting Bank (as the case may be) for their respective interests in such payment. The Administrative Agent or the Fronting Bank (as the case may be) will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest or facility fees or Reimbursement Obligations ratably (other than amounts payable pursuant to Section  2.02(c), 2.05, 2.09, 2.11(c), 2.13, 2.16 or 8.05(b)) (according to the Lenders’ respective Commitments) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent and the Fronting Bank shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)  The Obligor hereby authorizes each Lender and the Fronting Bank, if and to the extent payment owed to such Lender or the Fronting Bank (as the case may be) is not made by the Obligor to the Administrative Agent or the Fronting Bank (as the case may be) when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Obligor’s accounts (other than any payroll account maintained by the Obligor with such Lender or the Fronting Bank (as the case may be) if and to the extent that such Lender or the Fronting Bank (as the case may be) shall have expressly waived its set-off rights in writing in respect of such payroll account) with such Lender or the Fronting Bank (as the case may be) any amount so due.

(c)  All computations of interest based on the Alternate Base Rate (based upon Wachovia’s base rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of facility fees and other fees and of interest based on the Alternate Base Rate (based upon the Federal Funds Rate), the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.09 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such facility fees or interest are payable. Each determination by the Administrative Agent (or, in the case of Section 2.09, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)  Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)  Unless the Administrative Agent shall have received notice from any Obligor prior to the date on which any payment is due to the Lenders hereunder that the Obligor will not make such payment in full, the Administrative Agent may assume that the Obligor has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Obligor shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)  Except as provided otherwise in Section 2.08, any amount payable by the Obligor hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at the Default Rate.

(g)  To the extent that any payment by or on behalf of the Obligor is made to the Administrative Agent, any Fronting Bank or any Lender or the Administrative Agent, any Fronting Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Fronting Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise (a “Returned Payment”), then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and the Fronting Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Fronting Banks under clause (ii) of the preceding sentence shall survive the payment in full of any amounts hereunder and the termination of this Agreement.

     SECTION 2.16.  Taxes.

(a)  Any and all payments by the Obligor hereunder and under any Note shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Fronting Bank and the Administrative Agent, such taxes, levies, imposts, deductions and charges in the nature of franchise taxes or taxes measured by the gross receipts or net income of any Lender, the Fronting Bank or the Administrative Agent by any jurisdiction in which such Lender, the Fronting Bank or the Administrative Agent (as the case may be) is organized, located or conducts business or any political subdivision thereof and, in the case of each Lender, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as “Taxes”). If the Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, the Fronting Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender, the Fronting Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligor shall make such deductions and (iii) the Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)  In addition, the Obligor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Letter of Credit or any Note (herein referred to as “Other Taxes”).

(c)  The Obligor agrees to indemnify each Lender, the Fronting Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, the Fronting Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Fronting Bank or the Administrative Agent (as the case may be) makes written demand therefor.

(d)  Prior to the date of the issuing of the Letter of Credit in the case of each Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested by the Obligor or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent, the Fronting Bank and the Obligor with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any Note. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall promptly notify the Administrative Agent, the Fronting Bank and the Obligor in writing to that effect. Unless the Obligor, the Fronting Bank and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Obligor, the Fronting Bank or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

(e)  Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f)  Without prejudice to the survival of any other agreement of the Obligor hereunder, the agreements and obligations of the Obligor contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and under any Note.

            SECTION 2.17.  Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it or participations in the Letter of Credit acquired by it (other than pursuant to Section 2.02(c), 2.09, 2.11(c), 2.13, 2.16 or 8.05(b)) in excess of its ratable share of payments on account of the Advances or the Letter of Credit (as the case may be) obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them or participations in Letter of Credit acquired by them (as the case may be) as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Obligor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Obligor in the amount of such participation.

            SECTION 2.18.  Noteless Agreement; Evidence of Indebtedness.

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Obligor to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)  The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Obligor thereof, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Obligor to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Obligor and each Lender’s share thereof.

(c)  The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Obligor to repay such obligations in accordance with their terms.

(d)  Any Lender may request that its Advances be evidenced by a Note. In such event, the Obligor shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.08) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.08, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Borrowings once again be evidenced as described in subsections (a) and (b) above.

            SECTION 2.19.  Reserved.

            SECTION 2.20.  Reserved.

CONDITIONS OF LENDING AND ISSUING LETTERS OF CREDIT

            SECTION 2.21.  Conditions Precedent to Effectiveness.

This Agreement shall become effective on the date that the following conditions shall be satisfied:

(a)  The Administrative Agent shall have received the following, each dated the same date (except for the financial statements referred to in paragraph (iv)), in form and substance satisfactory to the Administrative Agent and (except for any Note) with one copy for the Fronting Bank and each Lender:

(i)  This Agreement, duly executed by each of the parties hereto, and Notes requested by any Lender pursuant to Section 2.18(d), duly completed and executed by the Obligor and payable to the order of such Lender.

(ii)  Certified copies of the resolutions of the Board of Directors of the Obligor approving this Agreement and the other Loan Documents to which it is, or is to be, a party and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;

(iii)  A certificate of the Secretary or an Assistant Secretary of the Obligor certifying (A) the names and true signatures of the officers of the Obligor authorized to sign each Loan Document to which the Obligor is, or is to become, a party and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Organizational Documents of the Obligor, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (including the Obligor’s Approval, as applicable) required for the due execution, delivery and performance by the Obligor of this Agreement and each other Loan Document to which the Obligor is, or is to become, a party;

(iv)  Copies of the consolidated balance sheets of the Obligor and its Subsidiaries as of December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Obligor and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, and the unaudited consolidated balance sheets of the Obligor and its Subsidiaries as of September 30, 2006 and related consolidated statements of income, retained earnings and cash flows of the Obligor and its Subsidiaries for the three-month period then ended, in all cases as amended and restated to the date of delivery;

(v)  An opinion of Gary D. Benz, Esq., counsel for the Obligor, substantially in the form of Exhibit G hereto;

(vi)  An opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel for the Obligor, substantially in the form of Exhibit H hereto;

(vii)  Such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent, the Fronting Bank or any other Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent, the Fronting Bank or such other Lender (as the case may be).

(b)  The Obligor shall have paid all of the fees required to be paid to the Lenders, the Fronting Bank and the Administrator Agent, and all expenses related to the preparation, execution and delivery of the Loan Documents.

(c)  The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(d)  Evidence that the Primary Facility is effective and the Primary Letters of Credit shall have been issued;

(e)  The Administrative Agent’s completion of all due diligence with respect to the Obligor and its Subsidiaries in the scope and determination satisfactory to the Administrative Agent.

            SECTION 2.22.  Conditions Precedent to Issuance of Letter of Credit.

The obligation of the Fronting Bank to issue, amend, extend or renew the Letter of Credit, shall be subject to the further conditions precedent that on the date of issuance:

(i)  The following statements shall be true (and each of the giving of the applicable Letter of Credit Request and the acceptance of the Letter of Credit by the Beneficiary shall constitute a representation and warranty by the Obligor that on the date of such Extension of Credit such statements are true):

(A)  The representations and warranties of the Obligor contained in Section 4.01 hereof are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date;

(B)  No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default with respect to the Obligor or would constitute an Event of Default with respect to the Obligor but for the requirement that notice be given or time elapse or both; and

(C)  Immediately following such Extension of Credit, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment, (3) the aggregate principal amount of Advances outstanding for the Obligor shall not exceed amounts authorized under the Obligor’s Approval;

(ii)  The Obligor shall have delivered to the Administrative Agent copies of such other approvals, opinions, and documents as the Administrative Agent, the Fronting Bank or any other Lender (through the Administrative Agent) may reasonably request.

            SECTION 2.23.  Conditions Precedent to Advance and Conversions.

The obligation of each Lender to make any Advance pursuant to Section 2.02 or to Convert any Advance of the Obligor pursuant to Section 2.11 is subject to the conditions precedent that on the date of such Advance or Conversion, as the case may be:

(a)  The following statements shall be true (and the giving of the notice of Borrowing pursuant to Section 2.02 or the notice of Conversion pursuant to Section 2.11, as the case may be, shall constitute a representation and warranty by the Obligor that on the date of such Advance or Conversion such statements are true):

(i)  The representations and warranties of the Obligor contained in Section 4.01 (other than subsections (f) and (g) thereof) are correct on and as of the date of such Advance or Conversion, as the case may be, before and after giving effect to such Advance or Conversion, as though made on and as of such date; and

(ii)  No event has occurred and is continuing or would result from such Advance or Conversion, as the case may be, that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

(b)  The Obligor shall have delivered to the Administrative Agent copies of such other approvals, opinions, and documents as the Administrative Agent may reasonably request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

            SECTION 3.01.  Representations and Warranties of the Obligor.

The Obligor represents and warrants as follows:

(a)  Corporate Existence and Power. It is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or its ability to perform its obligations under the Loan Documents, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)  Corporate Authorization. The execution, delivery and performance by it of each Loan Document to which it is, or is to become, a party, have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders, or any trustee or holder of any Indebtedness or other obligation of it, other than such consents and approvals as have been duly obtained, given or accomplished.

(c)  No Violation, Etc. Neither the execution, delivery or performance by it of this Agreement or any other Loan Document to which it is, or is to become, a party, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of its Organizational Documents, any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Affiliates is party or by which its property or the property of any of its Affiliates is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Affiliates except as provided herein. There is no provision of its Organizational Documents, or any Applicable Law, or any such indenture, mortgage, lease or other agreement or instrument that materially adversely affects, or in the future is likely (so far as it can now foresee) to materially adversely affect, its business, operations, affairs, condition, properties or assets or its ability to perform its obligations under this Agreement or any other Loan Document to which it is, or is to become, a party. The Obligor and each of its Subsidiaries is in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on (i) the business, assets, operations, condition (financial or otherwise) or prospects of the Obligor and its Subsidiaries taken as a whole, or (ii) the legality, validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the parties thereunder or the ability of the Obligor to perform its obligations under the Loan Documents.

(d)  Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by it, or the consummation by it of the transactions contemplated by this Agreement or any other Loan Document to which it is, or is to become, a party other than the SEC Order.

(e)  Execution and Delivery. This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(f)  Litigation. Except as disclosed with respect to ATSI and FES, in the Obligor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and its Current Reports on Form 8-K filed in 2006 prior to the date hereof (copies of which have been furnished to each Bank), there is no pending or threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of having a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of it and its consolidated subsidiaries, taken as a whole, or on the ability of the Obligor to perform its obligations under this Agreement or any other Loan Document, and there has been no development in the matters disclosed in such filings that has had such a material adverse effect.

(g)  Financial Statements; Material Adverse Change. The consolidated balance sheets of the Obligor and its Subsidiaries as at December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Obligor and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of the Obligor and its Subsidiaries as at September 30, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Obligor and its Subsidiaries for the nine months then ended, copies of each of which have been furnished to each Lender and the Fronting Bank, in all cases as amended and restated to the date hereof, present fairly the consolidated financial position of the Obligor and its Subsidiaries as at such dates and the consolidated results of the operations of the Obligor and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Except as disclosed in the Obligor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its Quarterly Report on form 10-Q for the quarter ended September 30, 2006 and its Current Reports on Form 8-K filed in 2006 prior to the date hereof (copies of which have been furnished to each Lender), there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Obligor and its Consolidated Subsidiaries, taken as a whole, since December 31, 2005.

(h)  ERISA.

(i)  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii)  Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)  Neither it nor any member of the Controlled Group has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.

(i)  Taxes. The Obligor and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof in accordance with GAAP other than such taxes that the Obligor or its Subsidiary is contesting in good faith by appropriate legal proceedings.

(j)  Use of Proceeds. The proceeds of each Extension of Credit and the Letter of Credit will be used solely to support the obligations under the Primary Reimbursement Agreement and the proceeds of Advances shall be used solely to reimburse Drawings under the Letter of Credit.

(k)  Margin Stock. After applying the proceeds of each Extension of Credit, not more than 25% of the value of the assets of the Obligor and its Subsidiaries subject to the restrictions of Section 5.03(a) or (b) will consist of or be represented by Margin Stock. The Obligor is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)  Investment Company. The Obligor is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisers Act of 1940, as amended.

(m)  No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default (including, without limitation, an Event of Default under Section 6.01(e)) but for the requirement that notice be given or time elapse or both.

(n)  Solvency.  (i)  The fair saleable value of its assets will exceed the amount that will be required to be paid on or in respect of the probable liability on its existing debts and other liabilities (including contingent liabilities) as they mature; (ii) its assets do not constitute unreasonably small capital to carry out its business as now conducted or as proposed to be conducted; (iii) it does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (iv) it does not believe that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). Its cash flow, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in clause (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

(o)  No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Obligor to the Administrative Agent, the Fronting Bank or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.

ARTICLE I
COVENANTS OF THE OBLIGOR

            SECTION 4.01.  Affirmative Covenants of the Obligor.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Obligor hereunder shall remain unpaid, the Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Obligor will:

(a)  Preservation of Corporate Existence, Etc. (i) Without limiting the right of the Obligor to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c) hereof, preserve and maintain its corporate existence in the state of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (ii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(b)  Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, and orders of any Governmental Authority, the noncompliance with which would materially and adversely affect the business or condition of the Obligor and its Subsidiaries, taken as a whole, such compliance to include, without limitation, compliance with the Patriot Act, regulations promulgated by the U.S. Treasury Department Office of Foreign Assets Control, Environmental Laws and ERISA and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.

(c)  Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Obligor operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender or the Fronting Bank, through the Administrative Agent, may reasonably request.

(d)  Inspection Rights. At any reasonable time and from time to time as the Administrative Agent, the Fronting Bank or any Lender may reasonably request, permit the Administrative Agent, the Fronting Bank or such Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Obligor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Obligor and any of its Subsidiaries with any of their respective officers or directors; provided, however, that the Obligor reserves the right to restrict access to any of its Subsidiaries’ generating facilities in accordance with reasonably adopted procedures relating to safety and security. The Administrative Agent, the Fronting Bank and each Lender agree to use reasonable efforts to ensure that any information concerning the Obligor or any of its Subsidiaries obtained by the Administrative Agent, the Fronting Bank or such Lender pursuant to this subsection (d) or subsection (g) that is not contained in a report or other document filed with the SEC, distributed by the Obligor to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Administrative Agent’s, the Fronting Bank’s or such Lender’s business operations be treated confidentially by the Administrative Agent, the Fronting Bank or such Lender, as the case may be, and will not be distributed or otherwise made available by the Administrative Agent, the Fronting Bank or such Lender, as the case may be, to any Person, other than the Administrative Agent’s, the Fronting Bank’s or such Lender’s employees, authorized agents or representatives (including, without limitation, attorneys and accountants).

(e)  Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Obligor and each of its Subsidiaries in accordance with GAAP.

(f)  Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Obligor or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.

(g)  Reporting Requirements. Furnish, or cause to be furnished, to the Administrative Agent, with sufficient copies for each Lender and the Fronting Bank, the following:

(i)  promptly after the occurrence of any Event of Default, the statement of an authorized officer of the Obligor setting forth details of such Event of Default and the action that the Obligor has taken or proposes to take with respect thereto;

(ii)  as soon as available and in any event within 50 days after the close of each of the first three quarters in each fiscal year of the Obligor, consolidated balance sheets of the Obligor and its Subsidiaries as at the end of such quarter and consolidated statements of income of the Obligor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting the financial condition of the Obligor and its Subsidiaries as at such date and the results of operations of the Obligor and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer or controller of the Obligor as having been prepared in accordance with GAAP consistently applied;

(iii)  as soon as available and in any event within 105 days after the end of each fiscal year of the Obligor, a copy of the annual report for such year for the Obligor and its Subsidiaries, containing consolidated and consolidating financial statements of the Obligor and its Subsidiaries for such year certified in a manner acceptable to the Lenders and the Fronting Bank by PricewaterhouseCoopers LLP or other independent public accountants acceptable to the Lenders and the Fronting Bank, together with statements of projected financial performance prepared by management for the next fiscal year, in form satisfactory to the Administrative Agent;

(iv)  concurrently with the delivery of the financial statements specified in clauses (ii) and (iii) above a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Obligor (A) stating whether he has any knowledge of the occurrence at any time prior to the date of such certificate of an Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g) or of the occurrence at any time prior to such date of any such Event of Default, except Events of Default theretofore reported pursuant to the provisions of clause (i) of this subsection (g) and remedied, and, if so, stating the facts with respect thereto, and (B) setting forth in a true and correct manner, the calculation of the ratios contemplated by Section 5.02 hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Obligor’s compliance with or the status of the financial covenants contained in Section 5.02 hereof;

(v)  promptly after the sending or filing thereof, copies of any reports that the Obligor sends to any of its securityholders, and copies of all reports on Form 10-K, Form 10-Q or Form 8-K that the Obligor or any of its Subsidiaries files with the SEC;

(vi)  as soon as possible and in any event (A) within 30 days after the Obligor or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after the Obligor or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Obligor describing such Termination Event and the action, if any, that the Obligor or such member of the Controlled Group, as the case may be, proposes to take with respect thereto;

(vii)  promptly and in any event within two Business Days after receipt thereof by the Obligor or any member of the Controlled Group from the PBGC, copies of each notice received by the Obligor or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(viii)  promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

(ix)  promptly and in any event within five Business Days after receipt thereof by the Obligor or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Obligor or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

(x)  promptly and in any event within five Business Days after Moody’s or S&P has changed any relevant Reference Rating, notice of such change; and

(xi)  such other information respecting the condition or operations, financial or otherwise, of the Obligor or any of its Subsidiaries, including, without limitation, copies of all reports and registration statements that the Obligor or any Subsidiary files with the SEC or any national securities exchange, as the Administrative Agent or the Fronting Bank or any Lender (through the Administrative Agent) may from time to time reasonably request.

(h)  Obligor Approvals. Maintain the Obligor’s Approval in full force and effect and comply with all terms and conditions thereof until all amounts outstanding under the Loan Documents shall have been repaid or paid (as the case may be) and the Termination Date has occurred.

            SECTION 4.02.  Debt to Capitalization Ratio.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Obligor hereunder shall remain unpaid, the Letter of Credit shall remain outstanding or any Lender shall have any Commitment to the Obligor hereunder, the Obligor will maintain a Debt to Capitalization Ratio of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter).

            SECTION 4.03.  Negative Covenants of the Obligor.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Obligor hereunder shall remain unpaid, the Letter of Credit shall remain outstanding or any Lender shall have any Commitment to the Obligor hereunder, the Obligor will not:

(a)  Sales, Etc. (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any domestic Significant Subsidiary, whether now owned or hereafter acquired by the Obligor, or permit any Significant Subsidiary that is a Subsidiary of the Obligor to do so or (ii) permit the Obligor or any Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) assets located in The United States of America representing in the aggregate more than 15% (determined at the time of each such transaction) of the value of all of the consolidated fixed assets of the Obligor, as reported on the most recent consolidated balance sheet of the Obligor, to any entity other than the Obligor or any of its wholly owned direct or indirect Subsidiaries or, in the case of TE, to Centerior Funding Corporation; provided, however, that this provision shall not restrict the transfer of nuclear and fossil generation assets from Penn, OE, CEI and TE to FirstEnergy Nuclear Generation Corp. and FirstEnergy Generation Corp., respectively (the “Generation Transfers”).

(b)  Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary that is a Subsidiary of the Obligor to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any Significant Subsidiary that is a Subsidiary of the Obligor), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Obligor or Significant Subsidiary is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Obligor or Significant Subsidiary in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on the property of any Person at the time that such Person becomes a direct or indirect Significant Subsidiary of the Obligor or Significant Subsidiary; provided that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by any First Mortgage Indenture, so long as (A) under the terms thereof no “event of default” (howsoever designated) in respect of any bonds issued thereunder will be triggered by reference to an Event of Default or Unmatured Default and (B) no such Liens shall apply to assets acquired from the Obligor or any Significant Subsidiary if such assets were free of Liens (other than as a result of a release of such Liens in contemplation of such acquisition) immediately prior to any such acquisition; (vi) Liens on assets of ATSI to secure Indebtedness of ATSI, provided, however, that the aggregate principal amount of Indebtedness secured by such Liens shall not at any time exceed 60% of the depreciated book value of the property subject to such Liens; (vii) Liens securing Stranded Cost Securitization Bonds; (viii)  Liens on cash (in an aggregate amount not to exceed $270,000,000) pledged to secure reimbursement obligations for letters of credit issued for the account of OE; (ix) Liens on assets transferred in the Generation Transfers in favor of the transferor thereof; and (x) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (ix); provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property).

(c)  Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of the Obligor (or its successor by merger or consolidation as contemplated by clause (i) of this subsection (c)) to perform its obligations hereunder or under any other Loan Document, and (iii) in the case of any merger or consolidation to which the Obligor is a party, the corporation formed by such consolidation or into which the Obligor shall be merged shall assume the Obligor’s obligations under this Agreement and the other Loan Documents to which it is a party in a writing satisfactory in form and substance to the Majority Lenders and the Fronting Bank.

(d)  Compliance with ERISA. (i) Enter into any “prohibited transaction” (as defined in Section 4975 of the Code, and in ERISA) involving any Plan that may result in any liability of the Obligor to any Person that (in the opinion of the Majority Lenders and the Fronting Bank) is material to the financial position or operations of the Obligor or (ii) allow or suffer to exist any other event or condition known to the Obligor that results in any liability of the Obligor to the PBGC that (in the opinion of the Majority Lenders and the Fronting Bank) is material to the financial position or operations of the Obligor. For purposes of this subsection (d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

(e)  Use of Proceeds. Use the proceeds of any Advance for any purpose other than to reimburse the Fronting Bank for Drawings under the Letter of Credit.

ARTICLE V
EVENTS OF DEFAULT

            SECTION 5.01.  Events of Default.

If any of the following events shall occur and be continuing (an “Event of Default”):

(a)  Any principal of, or interest on, any Advance, or any Reimbursement Obligation, or any fees or other amounts payable hereunder shall not be paid by the Obligor when the same become due and payable; or

(b)  Any representation or warranty made by the Obligor (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or

(c)  (i) The Obligor shall fail to perform or observe any covenant set forth in Section 5.02 or Section 5.03 on its part to be performed or observed or (ii) the Obligor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Obligor by the Administrative Agent or any Lender; or

(d)  Any material provision of this Agreement or any other Loan Document shall at any time and for any reason cease to be valid and binding upon the Obligor, except pursuant to the terms thereof, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Obligor or any Governmental Authority, or the Obligor shall deny that it has any or further liability or obligation under this Agreement or any other Loan Document; or

(e)  The Obligor or any Significant Subsidiary that is a Subsidiary of the Obligor shall fail to pay any principal of or premium or interest on any Indebtedness (other than, Indebtedness owed under this Agreement) that is outstanding in a principal amount in excess of $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)  The Obligor or any Significant Subsidiary that is a Subsidiary of the Obligor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Obligor or any Significant Subsidiary that is a Subsidiary of the Obligor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Obligor or any Significant Subsidiary that is a Subsidiary of the Obligor shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or

(g)  Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 shall be rendered by a court of final adjudication against the Obligor or any Significant Subsidiary that is a Subsidiary of the Obligor and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Obligor by the Administrative Agent or any Lender, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then Unfunded Vested Liabilities of such Plan exceed $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount), or the Obligor or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the Plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an amount exceeding $10,000,000; or

(i)  Any change in Applicable Law or any Governmental Action shall occur that has the effect of making the transactions contemplated by this Agreement or any other Loan Document unauthorized, illegal or otherwise contrary to Applicable Law with respect to the Obligor; or

(j)  (i) the Obligor shall fail to own directly or indirectly 100% of the issued and outstanding shares of common stock of each Significant Subsidiary, (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Obligor (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Obligor entitled to vote in the election of directors; (iii) commencing after December 5, 2006, individuals who as of December 5, 2006 were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Obligor unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Obligor in accordance with the Obligor’s Organizational Documents; or (iv) 90 days shall have elapsed after any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that upon consummation will result in its or their acquisition of, or control over, securities of the Obligor (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Obligor entitled to vote in the election of directors (each a “Change of Control”).

(k)  An “Event of Default” shall occur or be continuing under the Primary Reimbursement Agreement.

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, (i) by notice to the defaulting Obligor, declare the obligation of each Lender to make Advances to the Obligor, and the obligation of the Fronting Bank to issue the Letter of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) by notice to the Obligor, declare the Advances made to the Obligor, an amount equal to the aggregate Stated Amount of all issued but undrawn Letter of Credit, (such amount being the “Letter of Credit Cash Cover”) and all other amounts payable under this Agreement and the other Loan Documents by the Obligor to be forthwith due and payable, whereupon such Advances and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Obligor or any Significant Subsidiary that is a Subsidiary of the Obligor under the Bankruptcy Code, (A) the obligation of each Lender to make Advances to the Obligor, and the obligation of the Fronting Bank to issue the Letter of Credit, shall automatically be terminated and (B) all Advances made to the Obligor, the Letter of Credit Cash Cover with respect to the Obligor and all other amounts payable under this Agreement by the Obligor shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Obligor. In the event that the Obligor is required to pay the Letter of Credit Cash Cover pursuant to this Section, such payment shall be made in immediately available funds to the Administrative Agent, which shall hold such funds as collateral pursuant to arrangements satisfactory to the Administrative Agent and the Fronting Bank to secure Reimbursement Obligations in respect of the Letter of Credit then outstanding.

ARTICLE VI
THE ADMINISTRATIVE AGENT

            SECTION 6.01.  Authorization and Action.

Each Lender, each Fronting Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all Fronting Bank; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and the Fronting Bank prompt notice of each notice given to it by the Obligor pursuant to the terms of this Agreement and to promptly forward to each Lender and the Fronting Bank the financial statements and any other certificates or statements delivered to the Administrative Agent pursuant to Section 5.01(g).

            SECTION 6.02.  Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender, the Fronting Bank or the Obligor for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat each Lender listed in the Register as a “Lender” with a Commitment in the amount recorded in the Register until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by a Lender listed in the Register, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.08, at which time the Administrative Agent will make such recordations in the Register as are appropriate to reflect the assignment effected by such Assignment and Acceptance; (ii) may consult with legal counsel (including counsel for the Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender or the Fronting Bank and shall not be responsible to any Lender or the Fronting Bank for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Obligor or to inspect the property (including the books and records) of the Obligor; (v) shall not be responsible to any Lender or the Fronting Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or cable) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

            SECTION 6.03.  FIST, Wachovia and Affiliates.

With respect to its Commitment and the Advances made by it and any Note issued to it, each of FIST and Wachovia shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or the Fronting Bank (as the case may be); and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of FIST and Wachovia in its individual capacity. Each of FIST and Wachovia and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Obligor, any of its respective subsidiaries and any Person who may do business with or own securities of the Obligor or any such subsidiary, all as if FIST or Wachovia were not the Administrative Agent or the Fronting Bank (as the case may be) and without any duty to account therefor to the Lenders or the Fronting Bank.

            SECTION 6.04.  Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Fronting Bank or any other Lender and based on the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Fronting Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

            SECTION 6.05.  Indemnification.

The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Obligor), ratably according to the amounts of their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Obligor but for which the Administrative Agent is not reimbursed by the Obligor.

            SECTION 6.06.  Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Fronting Bank and the Obligor and may be removed at any time with or without cause by the Majority Lenders and the Fronting Bank. Upon any such resignation or removal, the Majority Lenders and the Fronting Bank shall have the right, with the prior written consent of the Obligor (unless an Event of Default or an Unmatured Default has occurred and is continuing), which consent shall not be unreasonably withheld or delayed, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and the Fronting Bank, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ and the Fronting Bank’s removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Fronting Bank, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default or Unmatured Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Obligor, which consent shall not be unreasonably withheld or delayed.

ARTICLE VII
MISCELLANEOUS

            SECTION 7.01.  Amendments, Etc.

No amendment or waiver of any provision of this Agreement , nor consent to any departure by the Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02, 3.03 or 3.04 (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, the aggregate undrawn amount of the Letter of Credit or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; and provided, further, that no amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, the Fronting Bank, or that would alter any provision hereof relating to or affecting the Letter of Credit, shall be effective unless agreed to in writing by the Fronting Bank; and provided, further, that this Agreement may be amended and restated without the consent of any Lender, the Fronting Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, the Fronting Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder (including, without limitation, any obligation to make payment on account of a Drawing) and shall have been paid in full all amounts payable hereunder to such Lender, the Fronting Bank or the Administrative Agent, as the case may be.

            SECTION 7.02.  Notices, Etc.

Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or cable communication) and mailed, telecopied, telegraphed, cabled or delivered, if to the Obligor, to it in care of the Obligor at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Telecopy: (330) 384-3772; if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto or at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address at One Wachovia Center, 301 South College Street, 7th Floor Charlotte, North Carolina 28288, Attention: Michael J. Kolosowsky; if to the Fronting Bank identified on Schedule II hereto, at the address specified opposite its name on Schedule II hereto; if to any other Fronting Bank, at such address as shall be designated by the Fronting Bank in a written notice to the other parties; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent or the Fronting Bank pursuant to Article II or VII shall not be effective until received by the Administrative Agent or the Fronting Bank (as the case may be).

            SECTION 7.03.  Electronic Communications.

(a)  The Obligor hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Default or Event of Default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an email address of the Administrative Agent as specified by the Administrative Agent from time to time or faxing the Communications to (704) 383-0661. In addition, the Obligor agrees to continue to provide the Communications to the Administrative Agent in the manner otherwise specified in this Agreement, but only to the extent requested by the Administrative Agent.

(b)  The Obligor further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). The Obligor acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF THE COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)  The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

            SECTION 7.04.  No Waiver; Remedies.

No failure on the part of any Lender, the Fronting Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.05    Costs and Expenses; Indemnification.

(a)  The Obligor agrees to pay on demand all costs and expenses incurred by either the Administrative Agent or the Fronting Bank in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement, any Note, the Letter of Credit and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Fronting Bank with respect thereto and with respect to advising the Administrative Agent and the Fronting Bank as to their rights and responsibilities under this Agreement. The Obligor further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Administrative Agent, the Fronting Bank and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 8.05(a).

(b)  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.11 or 2.14 or a prepayment pursuant to Section 2.12 or acceleration of the maturity of any amounts owing hereunder pursuant to Section 6.01 or upon an assignment made upon demand of the Obligor pursuant to Section 8.08(h) or for any other reason, the Obligor shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The Obligor’s obligations under this subsection (b) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and the termination of the Commitments.

(c)  The Obligor hereby agrees to indemnify and hold each Lender, the Fronting Bank, the Administrative Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person (including the Obligor) by reason of or in connection with or arising out of any investigation, litigation or proceeding related to the Commitments or the commitment of the Fronting Bank hereunder and any use or proposed use by the Obligor of the proceeds of any Extension of Credit or the existence or use of the Letter of Credit or the amounts drawn thereunder, except to the extent such claim, damage, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. The Obligor’s obligations under this Section 8.05(c) shall survive the repayment of all amounts owing to the Lenders, the Fronting Bank and the Administrative Agent under this Agreement and the termination of the Commitments, the commitment of the Fronting Bank hereunder and the Letter of Credit. If and to the extent that the obligations of the Obligor under this Section 8.05(c) are unenforceable for any reason, the Obligor agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.

(d)  To the extent permitted by law, the Obligor also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

            SECTION 7.06.  Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default each Lender and the Fronting Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Obligor with such Lender or the Fronting Bank (as the case may be) if and to the extent that such Lender or the Fronting Bank (as the case may be) shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by such Lender or the Fronting Bank (as the case may be) to or for the credit or the account of the Obligor against any and all of the obligations of the Obligor now or hereafter existing under this Agreement, whether or not such Lender or the Fronting Bank (as the case may be) shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender and the Fronting Bank agrees promptly to notify the Obligor after any such set-off and application made by such Lender or the Fronting Bank (as the case may be), provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Fronting Bank under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or the Fronting Bank (as the case may be) may have.

            SECTION 7.07.  Binding Effect.

This Agreement shall become effective when it shall have been executed by the Obligor and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and the Fronting Bank that such Lender or the Fronting Bank (as the case may be) has executed it and thereafter shall be binding upon and inure to the benefit of the Obligor, the Administrative Agent, the Fronting Bank and each Lender and their respective successors and permitted assigns, except that the Obligor shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders and the Fronting Bank.

            SECTION 7.08.  Assignments and Participations.

(a)  Each Lender may, with the prior written consent of the Obligor, the Fronting Bank (in the Fronting Bank’s sole discretion) and the Administrative Agent (which consents, in the case of the Obligor and the Administrative Agent, shall not unreasonably be withheld or delayed and, in the case of the Obligor, shall not be required if an Event of Default then exists), assign to one or more banks or other entities all or a portion of its rights and obligations, under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) each such assignment may be of a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or if less, the entire amount of such Lender’s Commitment) and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its continuing obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything  to the contrary in  this  Section, any Lender,  without the consent of the Obligor, may assign  and  pledge all or any  portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it) to any direct or indirect counterparties in swap agreements to the extent required in connection with the physical settlement of any Lender’s obligations pursuant thereto.

(b)  By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligor or the performance or observance by the Obligor of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Fronting Bank, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)  The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligor, the Administrative Agent, the Fronting Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Obligor, the Fronting Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Obligor and the Obligor shall deliver any Note requested pursuant to Section 2.18 in favor of such assignee or assignor (as the case may be), after giving effect to such assignment.

(e)  Each Lender may sell participations to one or more Lenders or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Obligor hereunder and its obligations to the Fronting Bank hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) such Lender may not subject its ability to consent to any modification of this Agreement to the prior consent of the bank or other entity to which such participation was sold, except in the case of proposed waivers or modifications with respect to interest, principal and fees payable hereunder and under any Note and with respect to any extension of the Termination Date, and (v) the Obligor, the Administrative Agent, the Fronting Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f)  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Obligor furnished to such Lender by or on behalf of the Obligor; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Obligor received by it from such Lender.

(g)  Notwithstanding anything to the contrary set forth herein, any Lender may assign, as collateral or otherwise, any of its rights hereunder and under any Note (including, without limitation, its rights to receive payments of principal and interest hereunder and under any Note) to (i) any Federal Reserve Bank, (ii) any Affiliate of such Lender or (iii) any other Lender, in either case, without notice to or consent of the Obligor, the Fronting Bank or the Administrative Agent; provided, that no such assignment shall release the assigning Lender from its obligations hereunder.

(h)  If any Lender shall make demand for payment under Section 2.13(a), 2.13(b) or 2.16, or shall deliver any notice to the Administrative Agent pursuant to Section 2.14 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Advances, then, within 30 days of such demand (if, and only if, such payment demanded under Section 2.13(a), 2.13(b) or 2.16, as the case may be, shall have been made by the Obligor) or such notice (if such suspension is still in effect), as the case may be, the Obligor may demand that such Lender assign in accordance with this Section 8.08 to one or more Eligible Assignees designated by the Obligor all (but not less than all) of such Lender’s Commitment and the Advances owing to it within the next 15 days. If any such Eligible Assignee designated by the Obligor shall fail to consummate such assignment on terms acceptable to such Lender, or if the Obligor shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment or Advances, then such Lender may assign such Commitment and Advances to any other Eligible Assignee in accordance with this Section 8.08 during such 15-day period; it being understood for purposes of this Section 8.08(h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Obligor, if such Eligible Assignee shall agree to such assignment in substantially the form of Exhibit A hereto and shall offer compensation to such Lender in an amount equal to the sum of the principal amount of all Advances outs

(i)  tanding to such Lender plus all interest accrued thereon to the date of such payment plus all other amounts payable by the Obligor to such Lender hereunder (whether or not then due) as of the date of such payment accrued in favor of such Lender hereunder. Notwithstanding the foregoing, no Lender shall make any assignment at any time pursuant to this subsection (h) if, at such time, (i) an Event of Default or Unmatured Default has occurred and is continuing, (ii) the Obligor has not satisfied all of its obligations hereunder with respect to such Lender or (iii) such replacement of such Lender is not acceptable to the Administrative Agent and the Fronting Bank.

(j)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Obligor, the option to provide to the Obligor all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the Obligor pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Bank shall be entitled to receive any greater amount pursuant to Section 2.09 or 2.13 than the Granting Bank would have been entitled to receive had the Granting Bank not otherwise granted such SPC the option to provide any Advance to the Obligor. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Bank would otherwise be liable so long as, and to the extent that, the related Granting Bank provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Bank unconditionally agrees to indemnify the Obligor, the Administrative Agent, the Fronting Bank and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against the Obligor, the Administrative Agent, the Fronting Bank or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Bank. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Bank and that each Granting Bank shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may, with notice to, but without the prior written consent of, any other party hereto, assign all or a portion of its interest in any Advances to the Granting Bank. This Section may not be amended without the prior written consent of each Granting Bank, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

SECTION 7.09.  Governing Law.

THIS AGREEMENT AND ANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            SECTION 7.10.  Consent to Jurisdiction; Waiver of Jury Trial.

(a)  To the fullest extent permitted by law, the Obligor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or the Letter of Credit, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Obligor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Obligor also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Obligor at its address specified in Section 8.02. The Obligor agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  THE OBLIGOR, THE ADMINISTRATIVE AGENT, THE FRONTING BANK AND THE LENDERS HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE LETTER OF CREDIT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

            SECTION 7.11.  Severability.

Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

            SECTION 7.12.  Entire Agreement.

This Agreement and the Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letter and the Fronting Bank Fee Letters. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            SECTION 7.13.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            SECTION 7.14.  USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act, the Fronting Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Obligor pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Obligor, which information includes the name and address of the Obligor and other information that will allow such Lender, the Fronting Bank or the Administrative Agent, as applicable, to identify the Obligor in accordance with the Patriot Act.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Letter of Credit and Reimbursement Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIRSTENERGY CORP.

By:
Name:
Title:

WACHOVIA FIXED INCOME STRUCTURED TRADING SOLUTIONS

By:
Name:
Title